Registration No. 33-55561
                                    Rule 424 (b)(2)

PRICING SUPPLEMENT No. 53 Dated February 20, 1996 (To Prospectus dated September 23, 1994)

                        $2,500,000,000

   H O U S E H O L D  F I N A N C E  C O R P O R A T I O N

                      Medium Term Notes

             Due Nine Months or More from Date of Issue
                     ________________

Principal Amount:  $200,000,000

Price to Public:   100%            Proceeds to HFC:  99.99%

Issue Date: February 23, 1996   Stated Maturity:  February 24, 1997

Redeemable On or After:  Not Applicable

Initial Interest Rate:     To be determined on February 21, 1996.

Interest Rate Basis:  LIBOR Telerate.

Spread or Spread Multiplier:  Minus .08% (-8 basis points).

Interest Payment Dates: On the 24th of May, August, November, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day
     (with adjustment for additional interest accrual).

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date: On the second London Business Day following each Interest Determination Date.

Interest Determination Date: On the second London Business Day prior to each Interest Payment Date.

Index Maturity:  Three months.

Agents:         UBS Securities Inc., as Principal: $100,000,000
                Merrill Lynch & Co., as Principal: $100,000,000

Agent's Discount or Commission: .01%

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